Final Transcript
Thomson StreetEventsSM
Conference Call Transcript
MDG – Meridian Gold Inc. Conference Call
Event Date/Time: Sep. 04. 2007 / 7:00AM PT

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This presentation, including the update on Meridian’s exploration results and the discussion of the reasons for the Board of Directors’ recommendation that Meridian shareholders reject the Yamana Offer, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements that are based on expectations, estimates and projections as of the date of this presentation. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this presentation.
Forward-looking statements contained in this presentation are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian, Yamana and Northern Orion; the timely implementation of Meridian’s anticipated drilling program; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian; and whether or not an alternative transaction superior to the Yamana Offer may emerge. In addition to being subject to a number of assumptions, forward-looking statements in this presentation involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian’s Directors’ Circular as well as the risks identified in the filings by Meridian with the SEC and Canadian provincial securities regulatory authorities, including Meridian’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.
Meridian believes that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this presentation.
ADDITIONAL DISCLOSURE
Shareholders of Meridian and other interested parties are advised to read Meridian’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Meridian with the SEC on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders and other interested parties may obtain a free copy of the Directors‘ Circular and Meridian’s Schedule 14D-9 at the Investor Relations section of Meridian’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian, at 1-888-605-7618. Free copies of Meridian’s Directors’ Circular are also available at www.sedar.com and, together with Meridian’s Schedule 14D-9, at www.sec.gov. The Directors’ Circular was filed by Meridian as an exhibit to Meridian’s Schedule 14D-9.
QUALIFIED PERSONS
Charles Robbins, P.Geo, a Senior Project Geologist of Meridian Gold, has supervised the preparation of the El Peñón technical data contained within this report and serves as the “Qualified Person” as defined by National Instrument 43-101.
Mark Hawksworth, P. Geo., a Senior Project Geologist of Meridian Gold, has supervised the preparation of the Mercedes Project technical data contained within this report and serves as the “Qualified Person” as defined by National Instrument 43-101.
William Wulftange, P. Geo., a Senior Project Geologist of Meridian Gold, has supervised the preparation of the La Pepa Project technical data contained within this report and serves as the “Qualified Person” as defined by National Instrument 43-101

CORPORATE PARTICIPANTS
Ed Dowling
Meridian Gold Inc. — President, CEO
Darcy Marud
Meridian Gold Inc. — VP, Exploration
CONFERENCE CALL PARTICIPANTS
Mark Smith
Dundee Securities — Analyst
Victor Flores
HSBC — Analyst
David Stein
Coremark Securities — Analyst
Patrick Chidley
Barnard Jacobs Mellet — Analyst
Kerry Smith
Haywood Securities — Analyst
Barry Cooper
CIBC World Markets — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Meridian Gold conference call. My name is Fab, and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded for replay purposes.
I would now like to turn the presentation over to Mr. Ed Dowling, President and CEO of Meridian Gold. Please proceed, sir.

Ed Dowling — Meridian Gold Inc. — President, CEO
Thank you. Good morning, everyone. Joining me here in Boston with Darcy Marud, who is our VP of Exploration; and Malcolm MacNaught, a Director of the Company; in Reno we have Pete Dougherty and Howard Stevenson who are on the call as well. Today we’d like to provide an update, a very exciting development in Meridian Gold and reiterate our position regarding the Yamana offer.
If you go to page two, I will just note the forward-looking statements in terms of cautionary notes regarding the forward-looking statement. Additional disclosure around what’s being said and who our qualified person associated with the release are. With no further adieu if we can turn to page three.
In late 2006 we reviewed a wide range of strategic alternatives with our Board of Directors and we selected a path forward that leveraged the core strength of the Company taking advantage of the opportunities that we have to grow the Company organically and drive higher returns on capital. In an industry that has destroyed a lot of value over a long period of time Meridian mines for profit. We’re all about delivering superior capital returns and value creation. In the end that’s all about cash flow per share. We have been executing our plan for the past 10 months. Let me give you a status report.
We have significantly improved the performance at our two Chilean mines. We started up a new mine in Nevada. We strung together a number of record quarters. We are beating our internal plan. This operations excellent plan is really geared to immediately drive improvement into the existing business, take advantage of one of the industry’s highest cash flow per share multiple, while we concurrently work to drive our organic growth and net asset value which takes a little longer. So we also launched and are executing plan to grow net asset value we have redoubled our investment in exploration creating value through the drill bit and developing projects that we can deliver. Our plan for 2007 is to have in seven 43101 reports completed by year end. That’s three for existing operations and four projects. All studies will be complete by the end of the year and we are making excellent progress. At El Penon we have constructed a new port drill for the Fortuna Domidor ores which are now being delivered. We’ve almost finished our expansion at El Penon for 2800 tons per day as planned. We have now obtained a permit for the next expansion to 3500 tons per day creating the opportunity to exploit known satellite deposits which are incremental investments and higher returns on capital employed.
We have already announced a discovery of a new vein at El Penon, Esmeralda as well as extensions of existing veins. Today we are going to be announcing new and very exciting discovery news at El Penon. At Minera Florida we’re taking an undercapitalized, underexplored mine, and turning it into a core asset. We are taking advantage of this acquisition and based on our resource optimism have already initiated an expansion to double production. Phase 1 of that will be complete this October. Phase 2, which will be the end of that expansion by about this time next year. We’ve discovered new veins at Minera Florida, Tribuna, Hallazgo, [Polverine], Tea, and the Marisol extension and we’re growing our reserves and resources all with higher grade gold than the current average. We negotiated and bought out one of the underlying royalties and have lowered our cash cost by $26 an ounce. As of last Friday we have a new labor agreement at Minera Florida.
I previously told you of our plans to consolidate the entire district. Today I’m announcing a very major step forward in that plan. We’ve got a new discovery in Mexico, Mercedes, which is now nine veins. It’s a highly prospective project and has much accelerated. We’ve already made announcements on one high grade vein which is the Mercedes vein. We’ve announced that we secured the land, surface, water, and access rates and will exceed our one million ounce resource objective this year. We have already begun our conceptual work. This project will be in feasibility engineering late this year. Today we’re announcing additional exciting discovery news on the second vein.
We’ve completed drilling and have 43101 technical studies underway at [Aman Kaiya] and at Jeronimo.. At Jeronimo the metallurgical work has begun and the initial test results are positive. We’re completing initial drilling and the technical evaluations of La Pepa, the open pit heap leach. Infill drilling is planned for September. A technical report at year end. Today we’re announcing the first results. These four projects, Mercedes, Aman Kaiya, Jeronimo, and La Pepa will add significant reserves and resources and provide a pipeline to double production by 2011.
Most of the new production comes where the Company has established technical capability infrastructure to successfully execute the growth profile i.e., we see this as low risk. More over, we already have or have put in place sufficient financing to execute all four projects without diluting our shareholders. I’ll also point out that we’ve done a lot of due diligence on a number of opportunities to see if we could supplement our organic growth profile through value creating acquisitions, keeping in my mind my commitment not to do a dilutive deal. While we’ve explored many opportunities we’ve chosen, based either on technical evaluation or capital market valuations not to enter into deals that don’t meet our criteria. In short we’re delivering on our plans and commitments, our operations is running as well as ever, we’re discovering gold at an accelerated rate. We have four real projects that can deliver value and double the size of the Company. Any way you look at it Meridian Gold has never been in better shape.
Today I’m very pleased to announce a number of new and exciting value creating presentations — developments. We go to the presentation slide 3, today we’re going to be announcing the discovery of a new high grade vein at El Penon. The extension of the Al Este vein to the north by 500 meters for a total strike length of three kilometers. The definition of a new high-grade ore shoot. Both of those new discoveries have a north-south orientation which were quite important and Darcy will talk to that later.
We have identified a high-grade ore chute at the Mercedes project in Mexico on the Klondike vein. We are making the first announcement on the gold Porphyry deposit at La Pepa and as we said before, we have been working to acquire the properties adjacent to Minera Florida and today we’re announcing that that has been done. A major step forward. These new results highlight Meridian Gold’s unique value proposition reinforcing our Board’s recommendation that shareholders should reject the Yamana offer and not tender their shares. We go to slide number five, please. I’ll turn this over to Darcy.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Thank you, Ed. Good morning, everyone. As Ed said we have made a new discovery at El Penon. It’s a very exciting discovery.
If we turn to slide five you can see this is a slide we have looked at in the past that outlines the development of resource and reserves at El Penon from 1996 on the left-hand side of the slide to 2006 on the right-hand side of the slide. What we really want to focus on is the right-hand part of the slide where you can see the location of the new Bonanza vein and the Al Este Norte vein extension. As you can see on here we have extended the Al Este vein about 500 meters north and the Bonanza vein, which is sub parallel to the Al Este North vein lies about 250 meters further to the East.
Turn to slide six, please. In detail you can see where the Bonanza vein is located with respect Al Este and Al Este Norte. The results are highlighted on the left-hand side of this slide and these are all of the results that we have to date on the Bonanza vein. You can see that the vein in SPA 0124, that was the intersect furthest to the south, was 2.35 meters of horizontal width, which is about true width here at Bonanza at about 7.5 gram per ton gold and 157 gram per ton silver. As we move north the results get better with higher grades and wider widths. The northernmost hole, right now, SAE 0012 had a true width of about eight meters at 18 gram per ton gold and 329 gram per ton silver. Let’s make a comment as well that the vein seems to be getting wider with better grades as we move to depth and to the north. The Al Este Norte vein which is on the upper left-hand side of the slide again is narrow at between 0.35 to 0.92 meters but grades continue to be impressive at 18.45 gram per ton gold in hole 105 and 34 gram per ton gold in hole 126. As Ed said we’re excited about these discoveries because of the north-south trend of the mineralization which is typically our favorite trend at El Penon where we get our most robust grade and width.
Turning to slide seven this is a long section. It’s not very informative as it’s open in most directions at this point. As you can appreciate this vein was discovered only three weeks ago so we’ve actively got four drill rigs on site right now, three of them are drilling out the new Bonanza discovery, and one on Al Este. You can see moving towards the left-hand side of the slide which would be north and down you can see that the grades are indeed increasing with depth and to the north. As evidenced by 0012 hole SAE 0010 and hole SAE 008 and hole SAE 006. The geology is very similar to other deposits in the El Penon area with the (inaudible) volcanics. And we believe that we have additional exploration potential both at depth and to the north on this new vein structure.
Turning to slide number eight. We’ll take a big jump now, staying in Latin America but going from Chile up to Mercedes. As Ed said this was a high-grade discovery that was made by Meridian geologists in late 2005. We currently have nine bases to date but what we’re really excited about in this press release is the identification of new high-grade mineralization at the Klondike vein. We’ve previously released results at the Mercedes vein that indicated high grade gold and silver underground mine potential. Now we’ve added to that the Klondike vein. Drilling at the Klondike vein is to be concluded this month on a 60 by 60 meter grid and then we will move to the rate of oil vein where we will outline resources on a third vein this year.
Turning to slide number nine, during 2007 we’ve completed about 5,000 meters of core drilling, and about 25 holes at Klondike. These drill results as we’ve said have confirmed the high-grade nature of the principal vein zone which you can see on this picture on the right-hand side of this slide. The results that we’re showing today are both at a 0.5 gram per ton cut-off and a 2 gram per ton cut-off. We’ve done this because originally we thought this vein would be a wide lower grade open potential but as we’ve done the drilling we’ve seen narrow width but at higher grades that leads us to believe that there will be both open pit and underground potential here at Klondike. Looking at that picture on the right hand side of this slide you can see the yellow arrow which identifies the old shaft that was used to extract ores from this deposit in the past. The red line is really a trace of the Klondike vein on surface. We’ve been able to trace it to this point, over about 0.5 a kilometer of strike length and our drilling indicates that we’ve got mineralization to at least 200 meters below surface and it’s still open.
You can see the values in the table on the left-hand side of this slide. At the 0.5 gram and 2 gram per ton cut-off you can see the difference between the width. For example, hole 020, where we’ve got 17 meters at 0.5 gram cut-off at 3 grams per ton, although you can see at a 2 gram per ton cut-off over 7 meters of 5.9 gram per ton gold. So indeed there’s potential here for both open pit and underground mine potential.
Turning to slide 10, a long section from one end of the long section to the other is just about 500 meters, as I said. You can see the graph going down the side from the stoke, the yellow arrow at the top, to the base of drilling right now is about 250 meters vertically. All of the green dots are holes that have been drilled but assays are pending. You can see that mineralization continues to be open at depth, and I would just add that this is one deposit where we’ve been able to identify numerous veins with internal stock work zones and a lot of visible gold in these vein deposits. We’ll continue to drill on this as I said to outline a 60 by 60 meter grid to take this to at least an inferred resource category by the end of the year. At that point a decision will be made to commence infill drilling probably in 2008 to take this to measured and indicated and ultimately reserves.
Please turn to slide number 11. Another opportunity that we’re very excited about is La Pepa in northern Chile. On August 28, Meridian exercised its option to acquire the project. We now have 100% interest in the La Pepa project which includes infrastructure such as 29 liters of water rights, a camp, and some old mine and plant infrastructure. There is a 2.3% NSR that’s still attached to the property and will ultimately be paid upon production. We have completed in the past about 36,000 meters of drilling and we’ve delineated, as we said, a gold Porphyry. There is no copper in this system. We’ll have a 43101 technical report completed before year end and that report has already commenced.

On the right-hand side of the slide you can see the location of La Pepa with reference to the other major deposits and mines in northern Chile, and particularly in the Maricunga district near Corpia Pol starting with Porto Rios in the north, Refugio, [Casalle], and [Pantanio] in the south. You can see La Pepa is the red diamond right in the middle of the slide.
Turn to slide 12 please. This slide demonstrates the — or actually shows the high grade and low grade outlines of mineralization as defined by our bulk and 3-D modeling. In blue you can see all the drill holes that we have used to create that model. In green are the surface trenches, this does outcrop on surface we’ve been able to trench it along road cuts. Also in the middle of the slide, where it says Cavancha, that is an underground tunnel that was developed through the heart of the ore body. You can also see three holes that were completed by Newmont in the past. All of this information went into the development of our 3-D geologic model. The orange solid on this is the greater than 0.8 gram per ton cut-off and the yellow is between 0.4 and 0.8 gram per ton. You can see for scale on this slide that the squares are about 100 meters in dimension.
Turn to the next slide, please. As Ed said the La Pepa project is a project that we have been working on over the last 18 to 24 months. We have been able to outline with an internal resource that’s currently being audited but we’ve also gone a little further in the work here and we have developed a riddle pit on this mineralization as well that you can see the outline in blue overlying both the low-grade and high-grade in red grade shelf. On the right-hand side of this slide is a cross section of what that pit would look like on the mineralization as currently defined. As Ed said previously we’ll be going into an infill drill program here in the late part of September. We expect to have that done before the end of the year. That infill drill program will be sufficient to take all this current mineralization into reserve.
Turn to slide 14, please. Moving to Alhue, I think we mentioned to most of the investment community that Meridian had the intention of consolidating the Alhue/Membrillo/Chancon districts. Well, I’m pleased to announce that we took a giant step forward in doing that in August. We were able to double our land holdings. You can see in this slide the blue is what we had in the past, and the yellow is what we’ve currently added to it. We’ve combined the districts that have produced more than 2 million ounces of gold. We currently have at least three mines active in the area. If we look at what we’ve currently got for resource and reserve at Alhue, plus what’s currently — what’s been past — what’s been produced in the past at both Alhue/Membrillo/Chancon it’s a district of slightly more than 3 to 4 million ounces and we believe the potential exists for more than 5 million ounces.
Turning to slide 15. At this point I’ll turn it back to Ed Dowling, President and CEO.

Ed Dowling — Meridian Gold Inc. — President, CEO
Thank you, Darcy. You know, last slide here, on our core presentation, is we’re all about providing superior returns to our shareholders. Our operations excellence added to that driving record quarters we’ve got an accelerated discovery rate. We’ve got a real pipeline of projects that we can deliver to our shareholders. Today we’re excited about the new announcements in terms of El Penon, our faith in El Penon, we call it the gift that keeps on giving has again been rewarded. What looks to be very prospective and very exciting new high-grade mineralization to the north and east. We’re calling it a new nucleus of mining activity. At Mercedes, we now have positive results on two of the nine veins there, speaking very strongly about the overall potential of this project. We said our objective was to have a million ounces and resources by the end of the year. Safe to say we’re well beyond that now.
La Pepa, as you see it is solid potential for an open pit heap leach type mine. We’ll have that into reserve category by the end of the year. Minera Florida which is our acquisition about a year and two months ago, low entry cost but what we’re doing is converting this under capitalized asset into really a core growth asset for the Company, already doubling the size of production at Minera Florida, but with the, now with the broader district in hand the potential to further expansions is secure. In short, we think that Meridian Gold has never been in better shape and we think the best is yet to come. We’ll now switch gears a bit and just reiterate our Board recommendations regarding the Yamana offer.
Slide 17, the Board, for a variety of reasons, unanimously recommends that the shareholders reject the unsolicited offer from Yamana. Our shareholders are urged not to tender their shares. We don’t think the offer provides an adequate premium for control of Meridian.
We have lots of — going to slide 18, again, outline — sketches the outline of what the offer is all about, 2.235 Yamana shares and $4 in cash, about 34% shareholder ownership in the pro forma company set to expire this Friday, the takeup has got to be not less than two-thirds of the Meridian shares and either satisfaction or waiver of all the conditions associated with it including our shareholder rights plan. You can see the pro forma ownership and the consideration mix in terms of shares and cash predominantly weighted to the shares.
If you go to slide 19, again shows that the Yamana premium is well below any sort of takeover premiums or precedents in the industry. If we take the pre announcement share price of June 27, and for the 2.6% increase of the XAU since that announcement the implied offer represents only a

12% premium as of August 31. This is even in the dynamic August where this premium has gone from almost 0, most of the month, in single digits, to about 12% at the end of the month.
If we go to slide 20, we said that one of the reasons — we’ve got a lot of reasons for not liking the proposal. One is the overweighting toward base metal exposure. This slide shows Meridian is status quo on the left being 98% precious metals and only about 2% base metals. The pro forma of the resources for the pro forma Yamana Meridian northern Orion being about a little less than 60% base metals.
If you skip to slide 21, shows really the history and the implications of behavior of the Companies, one that’s grown through acquisitions, issuing a lot of shares versus Meridian which has grown organically creating value through the drill bit. You can see on the left-hand side, since 2003 we’ve grown our resources per share by about 40%, where as Meridian — or Yamana has decreased its resources per share by about 63% over that same period.
Slide 22, which is our last slide, just reiterating that the Board unanimously recommends that shareholders reject the unsolicited offer and are urged not to tender their shares. With that, we’d turn it it over to questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) And your first question comes from the line of Mark Smith with Dundee Securities. Please proceed.

Mark Smith — Dundee Securities — Analyst
Yes, hi, guys. Could you just remind me quickly how much of Al Este is sort of the 2.5 kilometers was in resources at year end last year?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes, Mark. Darcy here. It wouldn’t be more than about a kilometer of that.

Mark Smith — Dundee Securities — Analyst
Okay.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
I should add, even though Al Este is 3 kilometers long it’s not fully mineralized along that length. The best grades we’re starting to see is where it turns north-south at that north end.

Mark Smith — Dundee Securities — Analyst
Do you think you will have drilled it off sufficiently by year end to put most of it into resources?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
What we’re really going to do, Mark, is we’re going to focus right now on the part that we had in resource last year at Al Este. We are going to drill that out into reserve this year. I think you’ll see us focusing on Al Este Norte and Bonanza as far as getting resources outlined this year to take into reserves next year.

Mark Smith — Dundee Securities — Analyst
So basically we’ll look at an u an upgrade of a kilometer, with the other say 2 kilometers of the mineralization — or that part of it we’ll — we won’t see any of that year end this year?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes. You’ll see in that the resource.

Mark Smith — Dundee Securities — Analyst
So that will come in the resource.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes. There will be a resource — anything that we’ve drilled on Al Este and Bonanza this year will go into the resource and anything that was in resource last year will be converted to a reserve.

Mark Smith — Dundee Securities — Analyst
All right. Thank you very much. Maybe just more on the same line, how about the Klondike veins and so on and so forth at Mercedes? Any of those likely to come into resources or —?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
They’ll all be in resource market by the year end. Really, our goal is to have at a minimum the Mercedes vein, the Re de Oro and the Klondike into resource at the end of the year. We stated that we wanted to get a minimum of a million ounces to really justify going to pre feasibility. I think we’re past that right now. Certainly there will be additional exploration drilling on site but really what we want to do is on those three deposits, at the time very least, have them in resource.

Mark Smith — Dundee Securities — Analyst
Okay, great. Thanks very much, guys.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Thanks, Mark.

Operator
Your next question comes from the line of Victor Flores from HSBC. Please proceed.

Victor Flores — HSBC — Analyst
Yes, thanks. Good morning.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Good morning, Victor.

Victor Flores — HSBC — Analyst
I was hoping that we could get a bit of color from Darcy on what’s happening at that part of El Penon with this Bonanza vein. Is this a splay off of Al Este or is it another slightly sub parallel substructure? Secondly, it’s nice to see that you’re getting wider intercess with higher grades to the north of that vein but generally you would have expected that to be the other way around, i.e. wider wide veins to carry lower grades. Do you have any sense of what’s going on there?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Bonanza, whether it’s a splay off there, I don’t know. I think ultimately it will be. What intrigues me, is if you look at slide number five where you can see Martillo Flats, Esmeralda, and Al Este, all trending northeast, and then all of a sudden on the other side of Al Este everything is north-south. It’s almost like we have some kind of northeast structural control that’s disrupted that north-south pattern between Martillo Flats and Al Este. So whether those are some different structural event that’s mineralized, and now we’re moving back into the north-south on the other side, I don’t know. Time will tell as we drill it. But ultimately I think it’s a splay off of Al Este.
Why we see the wider grades and — or the higher grades and wider mineralization I don’t know, Victor, but I like it. I’m not going to complain. That’s what we’ve seen, too at [Veda] Dorada and at [Carata Corada] as well is when we got the wider marked latent zones we seemed to get into a lot more gold company out there.

Victor Flores — HSBC — Analyst
So that’s actually not unusual for the property?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
It’s not unusual. It’s very much like Dorada and Carata Corada.

Victor Flores — HSBC — Analyst
So that implies higher gold grades as well?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
That’s true. Yes.

Victor Flores — HSBC — Analyst
Turning quickly to Klondike, with that continuity there at depth that you’re seeing the potential for a chute, how similar is that in terms of mineralization in gold/silver ratios to what you’ve already seen at Mercedes in that higher grade chute?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
It’s a little different, Victor. We see a lot more stock work at Klondike than we do at Mercedes. And the stock work — well, let me phrase it this way, we see a lot more stock work that carries grade at Klondike than we do at Mercedes, because we have seen stock working at Mercedes but it’s typically below cut-off. There is the green quarts that we like to see at Klondike as well as Mercedes. Although the veins aren’t as wide, they seem to be more like a sheeted vein complex where we get the wider zones with good grades. There are maybe two or three veins that form that with very little wall rock in between. It it’s a little different but it’s probably of the same age. It’s definitely the same style mineralization, low sulfidation epithermal.

Victor Flores — HSBC — Analyst
Great. Thank you very much.

Operator
Your next question comes from the line of David Stein from Coremark Securities.

David Stein — Coremark Securities — Analyst
Thanks. Good morning and congratulations on the new discoveries. On Al Este, I’m expanding a little bit on Mark Smith’s questions, can you just sort of go over, remind us what the thickness of Al Este is on average in the current resource, and what that current resource is?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
I cannot recall what the average width is on Al Este right now on the current resource of what it actually is. Can I get back to you on that?

David Stein — Coremark Securities — Analyst
Yes, you can. Do you remember what the resource actually is, though?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
I think it’s —.

David Stein — Coremark Securities — Analyst
Is it like 400,000 or 300,000?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes. It’s somewhere between 200,000 and 300,000 from last year.

David Stein — Coremark Securities — Analyst
And that’s over 1 kilometer.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

David Stein — Coremark Securities — Analyst
Okay. When you show the maps of the exploration of El Penon through time Veda Dorado and Sera Martillo look, that zone looks extremely thick compared to most of the other ones. Is that a reflection of the depth being projected to surface or is that actually thicker veins?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Very good observation. It actually is the dip. They dip more shallow than some of the other veins, so, and hence we’re seeing that as a widening when it’s actually not.

David Stein — Coremark Securities — Analyst
Perfect. Thanks. And then at La Pepa I guess with 36,000 meters of drilling, I’m a little surprised that we’re — they’re just getting some results now. Can you talk about what’s been done historically? Were you drilling a different zone that turned up not to be so good, or how did you get to this Cavancha discovery?

Ed Dowling — Meridian Gold Inc. — President, CEO
David, hi, good morning this is Ed. The only reason we haven’t said anything about La Pepa before now, and our shareholders are aware of this because we spoke to them about it on the last go around, is we had had a commercial consideration that — a buyout for this property that was due to be executed during the month of August, and what we were doing, we were in negotiations with the owner, and we didn’t want to make a big deal about what this potential could be. Recognizing that it would probably cost us more in terms of the buyout. We’ve executed that buyout late in the month, and now we’re just making the initial announcement on the resource and the potential.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
This is Darcy again. I would just add that we did have other targets on La Pepa. There’s a series of high sulfidation, higher grade ledges that have been exploited in the past. We’ve done about half that meterage on those type of targets, and we couldn’t get enough volume to really justify them as a stand-alone target. Certainly some of that could go into resource, should we be able to go through with the Cavancha Porphyry. So we’ll be seeing some higher grades come from those ledges, but it wouldn’t be significant, tonnage-wise.

David Stein — Coremark Securities — Analyst
Okay. And you are looking to have the Porphyry discovery and the resource by the end of the year, like the other projects?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes, reserve actually.

Ed Dowling — Meridian Gold Inc. — President, CEO
Reserves David.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
We’ve started the technical report, and we’ll be mobilizing drill rigs to La Pepa within the next two weeks, and we estimate that by the end of the year we should be able to have that drilled out.

David Stein — Coremark Securities — Analyst
So that means you have to have at least a pre feasibility study on it.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

David Stein — Coremark Securities — Analyst
Actually, okay, that’s good. So for Mercedes, and Mankaya, and Jeronimo, could you just tell us which type of 43101 report you want to have done by the end of the year? Whether it’s resource or scoping, feasibility study, whatever?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Jeronimo will have a resource at this point because obviously we need the final metallurgical work before we can take it into a reserve. So both of those are ongoing at the same time the drilling is done to do the resource, that’s actually ongoing right now. Then when we have the metallurgic done it can be added to that to ultimately design a minor round the metallurgical process around the metallurgical recovery to get a reserve. At La Pepa we’ll drill that to reserve. At Mankaya we’re going to start drilling there to get that to a reserve as well. At Mercedes it will be a resource only. We do not have the drill density at Mercedes to take it to a full-blown reserve yet.

David Stein — Coremark Securities — Analyst
Have you considered doing a scoping study just to — so you could talk about some economics, production rates, stuff like that?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Most definitely at Mercedes we’ll do that.

Ed Dowling — Meridian Gold Inc. — President, CEO
That work is underway.

David Stein — Coremark Securities — Analyst
Will that be completed by the end of the year as well?

Ed Dowling — Meridian Gold Inc. — President, CEO
That’s our plan, David.

David Stein — Coremark Securities — Analyst
Great. That’s all for now. Thank you.

Operator
And your next question comes from the line of Patrick Chidley from Barnard Jacobs Mellet.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Good morning, gentlemen. Good set of results. Just wanted to get some more detail on this La Pepa deposit. How far exactly is this away from some of those known deposits on that map? It’s difficult to see. Are there any sort of potential synergies here, or is it too far from anywhere?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Hey, Patrick, Darcy here. How are you?

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Well, thanks.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
The closest deposit there would be Refugio which is about 32 kilometers to the south.

Ed Dowling — Meridian Gold Inc. — President, CEO
Closest one being mined. Yes, the closest one being mined is Refugio, it is 32 kilometers to the south. At Le Pepa right now we have access and infrastructure. There’s a very good road that goes into La Pepa. We have year-round access in there. As far as synergies with other deposits, since we don’t know the other deposits that well, it’s difficult for us to say, but I imagine there would be.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
You have two marks on the map that are closest, Lobo and Marta.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes. Well, [Marta] and Lobo are the two closest deposits but they’re not actually in production at this point. I’m not sure on the ownership of Marta, Lobo. I know it is a joint venture with Anglo and Tech. I’m not sure of the percentages of each party there.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Right. Then you mentioned Vulcan. Where would that be?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Vulcan would be immediately adjacent and contiguous to La Pepa.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
That would be a potentially synergistic relationship.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Interesting. So La Pepa, you are going to be putting that into a reserve category with a pre feasibility study by the year end. Is that — is this going to be large enough to support its own capital investment?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
From what we’ve done initially, yes, I think it would be, Patrick. With the volumes we’ve got right now, we can definitely see multimillion ounce potential here. We’ve done that internally, that resource estimate and we’ve gotten just north of 2 million ounces in that solid.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
In a resource category, but obviously reserve would be a subset of that?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
And what kind of deposit — what kind of mine would it be? Would it require a mill or would it be heap leach?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Heap leach. Right now the thinking is, it would be very similar to our nearest neighbor, which is Refugio. It would be an open pit heap leach. Yes. An open pit crush heap leach.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
And the metallurgy is very — is oxide? Is it all oxide?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
No, it’s all sulfide. As is most of these deposits, Patrick, in this part of the world, but we have done the met test and it confirms the met work that was done in the past by Newmont that recoveries are around 70%.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
70%?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Great. Well, thanks very much. Oh, one more question on the further potential that you might expect in the El Penon area. That new discovery appears to be right on the edge of the main sort of known areas of mineralization in El Penon. Is there anything out to the east or northeast that might cut off that trend of deposits that you —?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Not at this point, Patrick. If — it’s unfortunate on the slide, in slide number five, we don’t have it going all to the north, but five kilometers further north of Bonanza is Angosta. This bonanza vein actually I think outcrops. We’ve discovered it in trenching a number of years ago. Of course, it didn’t run on surface, as these things normally are vertically restricted. We drilled it in about 19 — no it would have been early 2000, maybe 2001. We drilled it thinking that it was dipping east so we drilled from the east to the west and we didn’t hit it. We now know it’s dipping to the west.

That hole we drilled way back when came up about 15 meters short of intersecting it, but we know that it’s open to the north because we can follow the vein on surface and it’s right on trend with Angosta which is 5 kilometers further north. I’m not saying it it’s mineralized all that way but I’m saying at least 5 kilometers north we’ve got very good grades again. Then off to the east we’ve got to Florida Norte and the Florida Este which are, they’re not drilled at this point, but they’re geophysical, topographical, and geochemical targets that would imply that the deposit or that the main area of mineralization of Penon is still open east as well.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
So the potential also here is to join up Bonanza and Angosta.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Right.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
The intriguing part about the Bonanza discovery, Patrick, I’ll just add, is with the Esmeralda, Al Este, and Bonanza, it really does form a new nucleus that will be able to support its own development irregardless of what the grades or width are right now, we just seem to be bulking up that northeast area that’s going to help definitely on supporting development.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
And Esmeralda, you didn’t release any more results on that?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
We really focused back onto Al Este and Bonanza during the last, I would say the last three months. That was by design. I think we saw that the potential at Al Este right now was to get some more reserves out of there to meet our goal at the end of the year of replacing reserves every year. So we focused back on Al Este. The exploration was really on Al Este. Some of the additional potential in the area is invest the discovery of the Bonanza deposit.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
All right. Well, it looks like exciting stuff, and I think this is going to add some considerable value, because you get a lot of projects that will bring a lot of reserves/resources in this year.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes. That’s what we think, Patrick.

Ed Dowling — Meridian Gold Inc. — President, CEO
Okay, Patrick, thank you.

Patrick Chidley — Barnard Jacobs Mellet — Analyst
Thanks, Ed.

Operator
Your next question comes from the line of Kerry Smith from Haywood Securities.

Kerry Smith — Haywood Securities — Analyst
Thanks, operator. Darcy, at Bonanza the mineralization is a bit deeper. What is the stratographic depth that you think that the boiling zone would occur at? Like how much below on this long section do you think it could be open, both the higher grade utilization—?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
It’s hard to say, Kerry. Because as you know at Penon, we’ve seen this kind of — it’s different by each deposit. Carata Corada is very restricted. Carata Rito we had 400 meters vertical of mineralization. So I don’t know. I know that we’re seeing the top of it because it was not eroded. You can see all those volcanics, at least 250 meters sitting on top of it. So very similar to Dorada, Providencia, Carata Corada in that respect, that it’s blind to the surface. I would expect it’s going to be typical of Penon, somewhere between 150 and 400 meters vertical thickness. What it ultimately will be the drill will tell us.

Kerry Smith — Haywood Securities — Analyst
Right. And the, generally on the other deposits where was the hang wall of the boiling zone? It was around 1600 — or 1800?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
That’s always been our favorite horizon, I think is around 1600 to 1700. We don’t see much mineralization other than the west side of the district, where we see it about 1700-meter level. But the heart of it has always been around that 1700 to 1600-meter level.

Kerry Smith — Haywood Securities — Analyst
And that’s a hang wall right there —?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes.

Kerry Smith — Haywood Securities — Analyst
Okay, great. Just that — at Mercedes there’s a lot of width variability from hole to hole. Is there any sort of analogy there? It just seems like — I’m not sure where these holes were drilled but I’m presuming they’re all fairly close. The variability on the width is pretty extreme.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes, I think as we drill this more, Kerry, we’ll get a better understanding of that. But because it’s a lot of stock work development here, I think that’s what’s giving us the variability. If you go down a little more to the 5 gram — or the 2 gram per ton cut-off I think it’s a little tighter but definitely the half gram, because it’s such a low cut-off it’s more variable.

Kerry Smith — Haywood Securities — Analyst
I was just looking at like hole 20 and 21, it’s a 2-gram cut-off. It was 22 meters to 7 meters. I presume they would have been close. I didn’t know exactly where they were.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
There’s a long section in here. I can’t remember what slide it is on.

Ed Dowling — Meridian Gold Inc. — President, CEO
Ten.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Ten. Yes. And we do see, which is a little bit different from Mercedes, we do see quite a bit of coarse visible gold in Klondike which I think is probably contributing to some of that variability.

Kerry Smith — Haywood Securities — Analyst
And it’s all RC drilling I guess, right?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
No, it’s all diamond.

Kerry Smith — Haywood Securities — Analyst
And at La Pepa, in that little pit that you show on that — on slide 13, how many ounces actually fall within that sort of conceptual resource pit? Was that the 2 million ounces you referred to earlier?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
No, the total resource that we can develop out of that shallow is about 2 million ounces. How much is in that pit, I really don’t know Kerry. Can I get back to you on that one?

Kerry Smith — Haywood Securities — Analyst
Yes, sure. I was just wondering whether that was all the two. I guess it isn’t all the two?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
No, it’s not.

Kerry Smith — Haywood Securities — Analyst
The two new districts that you acquired next to Minera Florida is there any production now from those two claim blocks, and who is the partner that retains the 35%? Is it the original vendor, or —?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Yes, it’s the original vendor retains the 35%, Kerry. He didn’t really want his name up there in the press so I’m going to respect that.

Kerry Smith — Haywood Securities — Analyst
Right.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
But he does have a couple small operations on his property. They’re run by what we call in Chile, [pequaneros], which small miners, or dismal miners. But nothing of a big scale. It’s a couple hundred tons a day. Nonetheless they’re mining significant grades to justify them actually exploiting those deposits and shipping that ore off to a refinery.

Kerry Smith — Haywood Securities — Analyst
Are they producing like a zinc con with gold in it as well? Or what are they producing?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Most of it is just straight gold. What they’re doing is going to the high-grade parts of them, they’re actually hand-sorting it on site and just shipping sacks to a refinery.

Kerry Smith — Haywood Securities — Analyst
Okay.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Very small scale, Kerry.

Kerry Smith — Haywood Securities — Analyst
Do you have an option to buy out the vendor for the other 35?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
We were working on that but it turns out right now we do not. He wants to participate in this, and I think that’s a very good alternative for us, to have a local partner for the time being.

Kerry Smith — Haywood Securities — Analyst
Right. And he’s carried —?

Darcy Marud — Meridian Gold Inc. — VP, Exploration
He’s actually carried to feasibility.

Kerry Smith — Haywood Securities — Analyst
Okay. Great. Thanks, guys.

Darcy Marud — Meridian Gold Inc. — VP, Exploration
Thanks, Kerry.

Ed Dowling — Meridian Gold Inc. — President, CEO
Thanks, Kerry.

Operator
Your next question comes from the line of Barry Cooper from CIBC World Markets.

Barry Cooper — CIBC World Markets — Analyst
Hello, good day. Not really an exploration project per se, but an exploration project in the works, I guess, Ed, I was wondering, because I think this is your baby with respect to the metallurgy that’s being done. Could you give us a bit of an update on Jeronimo and just what’s being accomplished there and what are you finding with respect to the metallurgical issues at that deposit?

Ed Dowling — Meridian Gold Inc. — President, CEO
Okay, hi, Barry, good morning. As Darcy said, we drilled this property out earlier this year, you recall the resource as previously stated was 2.8 million ounces in all. Our share of that is about 1.7 million ounces. We are not seeing any surprises in that regard. In fact the grade could end up being a little bit higher. We have carefully collected the samples, split that, and composited that material. It’s underway, test work is well underway at two North American labs. The idea here, was to see if we could find a route to recover these quote unquote refractory ores in a means other than using pressure oxidation or an autoclave type approach, which is higher capital and higher operating costs, i.e., it would be about 300 million in capital, and $300 an ounce.
What we’re driving to and have done some base line studies so we know where the sensitivity points are, to see if we can do a mill, make a bulk concentrate, then look at alternative downstream routes to recover the gold. For example, using our partner’s smelter which sits 15 kilometers away. We’ve got some preliminary results back now, and what we’re doing is we’re seeing gold recovers in the mid-80s, and weights in terms of that concentrate in the low 20s. So about 22% weight and about 85% gold recovery. And if you do the sensitivity analysis on it, that shows that it’s got economic potential for development. I’d say that these results are new, and that there’s a lot more work to do, but we’re encouraged by the preliminary results.

Barry Cooper — CIBC World Markets — Analyst
Those are pretty good compared to everything else that had been tested in the past. Thanks a lot, Ed.

Ed Dowling — Meridian Gold Inc. — President, CEO
You’re welcome. Just want to add to one thing, Barry. We talked about using some tricks in this flotation process, and as you know, there are some different ways to do this, and I’d just say that we’re not using air as a flotation gas, we’re using an inert gas for that. That seems to do the trick.

Barry Cooper — CIBC World Markets — Analyst
Great, thanks.

Ed Dowling — Meridian Gold Inc. — President, CEO
Okay.

Operator
(OPERATOR INSTRUCTIONS)

Ed Dowling — Meridian Gold Inc. — President, CEO
If there’s no further questions, I’d just like to thank everybody for joining us this morning. Appreciate your questions and interest. Many of you are in Toronto. I’ll point out Darcy and I will be up there later this week. Perhaps a chance we can catch up and chat at that point, but thank you for your interest. We’re very excited about these next steps forward for the Company. We’ve got a great Company, and we think we can continue to drive value in the Company. We’ve got four real projects that we can deliver and create value for our shareholders going forward. So thanks for your interest.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

Ed Dowling — Meridian Gold Inc. — President, CEO
Thank you, operator.

Operator
You’re welcome.

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